NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 05, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 24, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to a reorganization, which became effective on November 21, 2025, each Ordinary Share of Diversified Energy Company plc (Old DEC) will be converted into the right to receive One (1) share of Common Stock of Diversified Energy Company (New DEC), on a one-for-one basis. This form is only for the removal from listing on the Ordinary Shares of Diversified Energy Company plc (Old DEC, CUSIP:G2891G204) and not a termination of the registration of the Common Stock of Diversified Energy Company (New DEC, CUSIP:25520W107). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 24, 2025.